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               Nuveen Arizona Dividend Advantage Municipal Fund 4
                              333 West Wacker Drive
                             Chicago, Illinois 60606

                               September 21, 2005

BY EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Nuveen Arizona Dividend Advantage Municipal Fund 4 (CIK: 0001283620) Request for Withdrawal of Registration Statement on Form N-2
     File Nos. 333-114052, 811-21544

Ladies and Gentlemen:

     On March 30, 2004, Nuveen Arizona Dividend Advantage Municipal Fund 4 (the "Registrant") filed a registration statement on Form N-2 relating to the registration of common shares of beneficial interest of Nuveen Arizona Dividend Advantage Municipal Fund 4 (accession number 0001193125-04-054093). The registration statement has not yet become effective.

     Pursuant to Rule 477(a) under the Securities Act of 1933, the Registrant hereby requests the withdrawal of the above mentioned Form N-2 for Nuveen Arizona Dividend Advantage Municipal Fund 4.

                                   Sincerely,

                                   Nuveen Arizona Dividend Advantage
                                   Municipal Fund 4
                                   (Registrant)

                                   By: /s/ Jessica R. Droeger
                                       --------------------------------------
                                       Jessica R. Droeger
                                       Vice President and Secretary